Exhibit 10.21

Frank W. Smith

Employment Agreement

[see following page]

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is executed this          day of                      2007, but is to be effective as of the 5th day of February, 2007 (the “Effective Date”), by and between WORLDWATER & POWER CORP., a Delaware corporation (the “Company”), and FRANK W. SMITH, residing at 540 TORI CT. NEW HOPE, PA 18938 (the “Executive”).

Background

The Company desires to obtain the services of the Executive as Executive Vice President and Chief Operating Officer, and the Executive is willing to render such services, in accordance with the terms hereinafter set forth.

The Company, by appropriate action, has authorized the employment of the Executive as provided for in this Agreement.

NOW THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.             Term. The initial term (the “Initial Term”) of this Agreement shall commence as of the date hereof and shall terminate on Feb. 4, 2010. Unless terminated as hereinafter provided, this Agreement shall continue from month to month (each such period, a “Renewal Term”) on the same terms and conditions as in the Initial Term, subject to adjustments as herein provided (the “Employment Term”).

2.             Employment.

(a)           The Executive will be employed as Executive Vice President and Chief Operating Officer of the Company and will perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity, and as directed by the Company.

(b)           Excluding periods of a vacation and sick leave to which the Executive is entitled, the Executive agrees during the Employment Term to devote substantially all of his business time to the business and affairs of the Company and to the duties and responsibilities assigned to the Executive hereunder by the Company. The Executive may (i) serve on civic or charitable boards or committees; and (ii) manage personal investments and non-competing family businesses; so long as any such activities do not interfere with the performance of the Executive’s responsibilities hereunder. Executive shall use his best efforts to discharge the responsibilities of his office and position as set forth herein.

3.             Compensation.

(a)           The Company agrees to pay or cause to be paid to the Executive during the Employment Term a base salary at the initial rate of Sixteen Thousand Six Hundred Sixty-Six and 67/100 ($16,666.67) per month (i.e., $200,000.00 per annum) (hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s standard payroll schedule. Such rate of salary, or increased rate of salary, as the case may be, shall be reviewed at least annually by the Company.

(b)           The Company hereby grants to Executive, subject to the terms of this Section 3(b) and the terms of the Company’s 1999 Incentive Stock Option Plan (the “Plan”), options to purchase 600,000 shares of the Company’s common stock under the terms of the Plan (the “Options”) based on the closing bid price of the Company’s common stock on the date such Options were approved by the Company’s Board of Directors. The Options will become fully vested as follows: (i) Options to purchase 100,000 shares of the Company’s common stock will vest on _August 5, 2007; and (ii) the balance of the Options will vest in 30 equal monthly installments commencing _September, 2007 and continuing on the 5th day of the immediately following 29 months; provided, however, that the vesting of the Options to Executive hereunder is conditioned upon the continuous employment of Executive by the Company through the date on which an installment of Options vests. Upon termination of Executive’s employment other than for Cause (as defined in Section 8 below), Executive may exercise the Options during the 90 day period following termination of employment; all unexercised Options will be terminated after such 90 day period. All unexercised Options will immediately terminate upon the termination of Executive’s employment for Cause.

(c)           Notwithstanding the provisions of Section 3(b) above, the issuance of Options to Executive hereunder will be accelerated and payable to Executive in full upon a Change of Control.   For the purposes of this Agreement, the term “Change of Control” will mean:

(i)            The acquisition by any individual, entity or group, [other than EMCORE Corporation or any of its affiliates,] (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, the “Exchange Act”) (each referred to as a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this Section 3(c); or

(ii)           Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)          Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, for such Business Combination; or

(iv)          Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

4.             Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans. The Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally. Executive will be entitled to three weeks vacation per year, no more than two of which may be taken consecutively without the consent of the Company’s Chief Executive Officer. In addition, Executive shall receive a monthly car allowance of $750.00, to cover the Executive’s operation and insurance of an automobile for business purposes.

5.             Executive Benefits. The Executive shall be entitled to participate in all executive benefit  or  incentive  compensation plans  now  maintained   or hereafter established by the Company for the purpose of providing compensation and/or benefits to executives of the Company and any supplemental retirement, salary continuation, stock option, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans. Unless otherwise provided herein, the Executive’s participation in such plans shall be on the same basis and terms as other similarly situated executives of the Company. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of the Executive’s entitlements hereunder.

6.             Reimbursement of Expenses.  The Executive is authorized to incur expenses reasonably necessary (consistent with a policy to be established by the Company) to carry out his duties under this Agreement including, without limitation, the cost of continuing professional education courses. The Company will reimburse the Executive for all such expenses upon receipt of an itemized account of such expenditures, which shall be in accordance with the usual practices of the Company and in accordance with the annual budget prepared from time to time by the Company.

7.             Termination of Employment.  In the event the Company terminates Executive’s employment without Cause (as defined below), or in the event of the death of the Executive or if the Executive is permanently disabled or incapacitated and as a result thereof is and continues to be for a period of ninety (90) days unable to perform his duties hereunder as determined by mutual agreement of the Executive and the Company but if no such agreement is reached, as determined; (a) by a mutually selected Person who is an expert in the type of disability claimed whose determination shall be final and binding; or (b) if no such Person is selected, by an arbitrator selected pursuant to the commercial arbitration rules of the American Arbitration Association, the Executive or, in the event of the Executive’s death, the Executive’s estate, shall be entitled to receive the following amounts earned or accrued hereunder through the date of termination (the “Termination Date”), but not paid as of the Termination Date (collectively, “Accrued Compensation”):

(i)            (a) Base Salary (reduced by the amount of payments received by Executive pursuant to the Company’s disability insurance program, if any), and (b) an additional amount equal to Base Salary for six months following the Termination Date;

(ii)           reimbursement for any and all monies advanced or expenses incurred in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the period ending on the Termination Date;

(iii)          accrued and unpaid vacation pay;

(iv)          any bonuses or incentive compensation earned through the Termination Date, or to which Executive is entitled in connection with his employment through the Termination Date;

(v)           any previous compensation which the Executive has previously deferred (including any interest earned or credited thereon, and any bonus or incentive payments earned under the terms of Sections 4 and 5 of this Agreement which amounts will be payable upon the payment to other participants in the bonus or incentive plan).

8.             Termination for Cause or Voluntary Termination.

(a)           If Executive’s employment is terminated by the Company for Cause (as  herein  defined),  the  Executive  shall  be  entitled  to  receive  Accrued Compensation, other than the amounts described in Sections 7(i)(b) and 7(iii), and all other obligations of the Company under this Agreement shall cease.

(b)           If Executive voluntarily terminates his employment with the Company, the Executive shall be entitled to receive Accrued Compensation, other than the amounts described in Sections 7(i)(b), and all other obligations of the Company under this Agreement shall cease.

(c)           For purposes of this Agreement, the term “Cause” shall mean that the Executive shall have: (i) committed any act of fraud, embezzlement or theft in connection with his duties hereunder, (ii) committed any intentional act that has a material adverse impact on the Company or its affiliates, (iii) engaged in any gross misconduct, or (iv) breached in any material respect the material provisions of paragraph 9 or 10 of this Agreement.

9.             Non-Competition; Confidentiality.

(a)           In the event Executive is terminated for Cause or Executive voluntarily terminates this Agreement, for a period expiring two (2) years after the termination of this Agreement, Executive shall not engage in any of the following activities:

(i)            Engage in Competitive Activities, Own, manage, operate, engage in, serve as an advisor or consultant for, control, or otherwise participate in any business that is or shall be competitive with any of those business activities that have constituted part of the Company’s business at any time during the 12 months preceding the Termination Date, nor shall Executive assist any Person that shall be engaged in any such business activities, including making available any information or funding to any such Person, or be involved as a stockholder, partner, member, guarantor, or other holder of an interest in any Person engaging in any such activities;

(ii)           Solicit Employees. Solicit to employ any employee of the Company or any affiliate thereof while such Person is employed by any of them;

(iii)          Interfere with Contracts. Either on its own account or for any other Person, solicit, induce, attempt to induce with, or endeavor to cause any Person (including without limitation any broker, customer, governmental authority, subcontractor, or supplier) to modify, amend, terminate, or otherwise alter any contract or arrangement that such Person has with the Company or any affiliate thereof with respect to the business of the Company; and

(iv)          Assist Competitors. Make any statement or perform any act intended to advance an interest of any existing or prospective competitor of the Company, any affiliate thereof with respect to the business of the Company, or encourage any other Person to make any such statement or to perform any such act.

(b)           For a period expiring two (2) years after the termination of Executive’s employment with the Company, for any reason, Executive agrees to keep confidential any and all confidential and non-public Company documents, trade secrets and other information including, but not limited to, patent work, engineering drawings, product designs, research and development results, client lists, pricing strategy, product cost data, proprietary technical information, corporate policies and procedures, and corporate marketing and financial plans and strategies. In the event of the termination of Executive’s employment for any reason, Executive shall promptly return all documents and all other Company property in Executive’s possession related to any of the items described in this paragraph.

(c)           If a court of competent jurisdiction determines that the provisions of this Section 9 are partially or wholly inoperative, invalid or unenforceable in a particular case because of their duration, geographical scope, restricted activity, or other parameter, such court may reform such duration, geographical scope, restricted activity or other parameter with respect to such case to permit enforcement of such reformed provision to the greatest extent allowable.

10.           Company Property.  Executive agrees that any and all  development techniques or other products or processes relating to the Company’s business which the

Executive may create, make, discover, introduce or invent while retained by the Company hereunder, shall belong to and be the sole property of the Company. Executive agrees promptly and fully to disclose the same to the Company and to assign all rights thereto to the Company immediately.

11.           Injunctive Relief.  The Executive agrees that the remedy at law for any breach of the provisions of Sections 9 and 10 hereof will be inadequate and that the Company shall be entitled to injunctive relief in addition to any other remedy it may have.

12.           Survival. The parties hereby agree that the provisions of Sections 6, 7, 8, 9, 10 and 11 hereof and of this Section 12 shall survive the termination of this Agreement. Any compensation, bonuses and benefits that have been earned prior to the termination date of this Agreement in accordance with the provision of this Agreement or any compensation or benefit plan shall be payable or provided thereafter in accordance with the original terms for payment of such compensation or bonus or provision of such benefits in accordance with the provision of this Agreement or any such compensation or benefit plan.

13.           Successors and Assigns.

(a)           This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “Company” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b)           Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

14.           Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

15.           Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

16.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such wavier, modification or discharge is agreed to in writing and signed by the Executive and the Company after authorization of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

17.           Person.  For purposes of this Agreement, “Person” shall mean any individual, partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits or requires.

18.           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of New Jersey without giving effect to the conflict of law principles thereof.

19.           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

20.           Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, any agreement between the Company and Executive, verbal or written, which is hereby terminated in its entirety.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

/s/ Frank W. Smith
Frank W. Smith

WORLDWATER & POWER CORP.

By:	/s/ Quentin T. Kelly
Name:
Title: CEO